Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

(Core Assets)

by and among

EVERGREEN SOLAR, INC.,

and

MAX ERA PROPERTIES LIMITED

dated as of November 10, 2011

i

TABLE OF CONTENTS
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EXHIBITS

Exhibit A	Escrow Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	Form of Instrument of Assumption

ASSET PURCHASE AGREEMENT

(Core Assets)

This Asset Purchase Agreement, dated as of November 10, 2011 (the “Execution Date”), is made and entered into by and among Evergreen Solar, Inc., a Delaware corporation (“Seller”) and Max Era Properties Limited, a Hong Kong limited liability company (Max Era Properties Limited and all affiliates and subsidiaries of Max Era Properties Limited, collectively, “Purchaser”).

RECITALS

A.  The Seller has filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the Bankruptcy Court (the “Bankruptcy Case”) and has entered into an asset purchase agreement, dated as of August 15, 2011 (as amended, restated or supplemented from time to time, the “Stalking Horse APA”), with ES Purchaser, LLC, an entity formed by certain of Seller’s secured creditors.

B.  Purchaser desires to purchase and acquire from Seller certain assets and rights and assume certain liabilities, and Seller desires to sell, convey, assign and transfer such assets and rights and such liabilities to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363 and 365 of the Bankruptcy Code.  In order to satisfy certain restrictions with respect to the NIST Funded Evergreen Patents, Purchaser has agreed to organize a wholly-owned subsidiary under the laws of the United States (or under the laws of any state of the United States) to acquire title to all of the Core Acquired Assets (“Purchaser’s Designee”).

C.  The Stalking Horse APA and the Bidding Procedures Order contemplate that Seller may enter into this Agreement and sell the Core Acquired Assets to Purchaser, notwithstanding any term of the Stalking Horse APA.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined or referenced in Section 11.16, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1         Sale and Transfer of Core Acquired Assets.

(a)           On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall unconditionally Transfer to Purchaser’s Designee, and Purchaser’s Designee shall purchase, acquire, assume and accept from Seller, to the extent permitted by the Bankruptcy Code, free and clear of all Liabilities (except for any Permitted Liens and Assumed Liabilities), all of Seller’s right, title and interest in and to the Core Acquired Assets.

(b)           For purposes of this Agreement, subject to Section 2.7, the term “Core Acquired Assets” means, except to the extent included in the definition of Wafer Excluded Assets, (i) all of Seller’s Intellectual Property, (ii) the Wafer Tangible Assets, (iii) all right, title and interest of Seller in and to the Wafer Real Property, (iv) Seller’s rights under all Wafer Contracts, and (v) the name “Evergreen Solar” and any derivation thereof.

2.2         Retained Assets.  Notwithstanding anything in this Agreement to the contrary, all Assets that are not Core Acquired Assets will be retained by Seller and not sold or assigned to Purchaser pursuant to this Agreement (collectively, the “Retained Assets”), including the following:

(a)           Cash and Cash Equivalents;

(b)           all shares of capital stock or other equity interests in any Subsidiary, or securities convertible into or exchangeable or exerciseable for any such shares of capital stock or other equity interests, to the extent that any such shares of capital stock or other equity interest are excluded from the Core Acquired Assets;

(c)           all rights of Seller in and to all Contracts other than the Designated Contracts;

(d)           all deposits and all prepaid charges, Taxes and expenses of Seller solely related to any Retained Asset (including a non-Designated Contract) or Retained Liability, including (i) security deposits with third party suppliers, vendors, service providers or landlords, and lease and rental payments, (ii) rebates, (iii) tenant reimbursements, (iv) prepaid Taxes (including ad valorem Taxes, personal property Taxes and real estate Taxes), and (v) pre-payments, in each case of clauses (i) through (v), solely related to any Retained Asset (including a non-Designated Contract) or Retained Liability.

(e)           all losses, loss carryforwards and rights to receive refunds, and credits with respect to any and all Taxes of Seller (and/or of its Affiliates);

(f)           all Tax Returns of Seller;

(g)           all personnel files for Employees who are not Transferred Employees and personnel files of Transferred Employees that may not be Transferred under Applicable Laws;

(h)           books and records that Seller is required by Applicable Law to retain to the extent they relate exclusively to the Retained Assets or the Retained Liabilities;

(i)           customer relationships, goodwill and other intangible assets relating to, symbolized by or associated exclusively with the Retained Assets;

(j)           all claims that Seller may have against any Person solely with respect to any other Retained Assets;

(k)           any of Seller’s director and officer insurance policies, fiduciary policies or employment practices policies (in each case of the foregoing, including any tail policies or coverage thereon), and any of Seller’s rights, claims, demands, proceedings, causes of action or rights of set off thereunder;

(l)           the Wafer Excluded Assets;

(m)           all right and claims of Seller arising under this Agreement and the Ancillary Agreements;

(n)           the Devens Assets;

(o)           the LBIE Assets; and

(p)           the Non-Core Assets.

2.3         Assumption of Liabilities.  Purchaser shall (or shall cause its designated Subsidiaries or Affiliates to) assume, and become solely and exclusively liable for, the following Liabilities of Seller and no others (collectively, the “Assumed Liabilities”):

(a)           all Liabilities and obligations of Seller under the Designated Contracts that arise exclusively after the Closing Date;

(b)           any other Liabilities and obligations that are specifically designated by Purchaser in writing on or prior to the Closing Date;

(c)           all Liabilities for Cure Costs for the Designated Contracts;

(d)           all Liabilities relating to, or arising in respect of the Core Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date, or the operation of the Wafer Business or the Core Acquired Assets after the Closing Date; and

(e)           all executory performance Liabilities (but not any Liabilities requiring or contemplating the payment of any money or other amounts or otherwise requiring the expenditure of any funds) of Seller under each Designated Contract that arise on or prior to the Closing Date solely to the extent requiring performance after the Closing Date.

2.4         Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, Liabilities, other than the Assumed Liabilities specified in Section 2.3 (collectively, the “Retained Liabilities”) , including any direct or indirect Liability or any Seller or any ERISA Affiliate with respect to any Benefit Plan or Service Provider.  Specifically and without limiting the foregoing, Seller shall retain and Purchaser does not assume any severance, retention or sale bonus arrangements of Seller with any such Service Providers even if that Service Provider is a Transferred Employee.

2.5         Designation of Designated Contracts; Cure Costs.

(a)           Section 2.5(a) to the Disclosure Letter (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Contract & Cure Schedule”) sets forth a list of each Wafer Contract of Seller included in the Core Acquired Assets and Seller’s good faith estimate of the amount of Cure Costs applicable to each such Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Contract, the amount of such Cure Cost has been designated for such Contract as “$0.00”).  From the date hereof through (and including) the Designation Deadline, promptly following any changes to the information set forth on such Schedule (including any new Contracts included in the Core Acquired Assets to which Seller becomes a party and any change in the Cure Amount of any such Contract), Seller shall provide Purchaser with a schedule that updates and corrects the Contract & Cure Schedule.  Purchaser may, at any time and from time to time through (and including) the Designation Deadline, exclude any Contract from the Contract & Cure Schedule only with Seller’s consent, not to be withheld unreasonably.  If any Contract is excluded from the Contract & Cure Schedule as permitted by this Section 2.5, then Purchaser and Seller shall make appropriate deletions or other changes to any applicable Schedule to reflect such exclusion.

(b)           Seller shall be responsible for the verification of all Cure Costs for each Designated Contract and shall use commercially reasonable efforts to establish the proper Cure Costs, if any, for each Designated Contract prior to the Closing Date.

(c)           To the extent that any Designated Contract requires the payment of Cure Costs in order to be assumed pursuant to section 365 of the Bankruptcy Code, at the Closing, the Cure Costs related to such Designated Contract shall be paid by Purchaser.  Purchaser shall not be required to make any payment for Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not a Designated Contract.

2.6         Non-Assignment of Designated Contracts.  Anything contained herein to the contrary notwithstanding, (i) this Agreement shall not constitute an agreement to assign any Designated Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof or in any way negatively affect the rights of Seller or Purchaser, as the assignee of such Designated Contract and (ii) no breach of this Agreement shall have occurred by virtue of such nonassignment.  If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Seller shall, at Purchaser’s sole cost and expense, cooperate with Purchaser in any reasonable arrangement, including Purchaser’s provision of credit support, designed to provide for Purchaser the benefits and obligations of or under any such Designated Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; provided, that nothing in this Section 2.6 shall (x) require Seller to make any significant expenditure or incur any significant obligation on its own or on Purchaser’s behalf or (y) prohibit Seller from ceasing operations or winding up its affairs following the Closing.  Any assignment to Purchaser of any Designated Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.  Any contract that would be a Designated Contract but is not assigned in accordance with the terms of this Section 2.6 shall not be considered a “Designated Contract” for purposes hereof unless and until such contract is assigned to Purchaser following the Closing Date upon receipt of the requisite consents to assignment and Bankruptcy Court approval.

2.7         “As Is” Transaction.  THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE V OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE CORE ACQUIRED ASSETS OR THE WAFER BUSINESS.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE CORE ACQUIRED ASSETS.  ACCORDINGLY, THE PURCHASER WILL ACCEPT THE CORE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

2.8         Acquisition of Gemini Method Patents, NIST Funded Evergreen Patents and DOE Funded Evergreen Patents.

(a)           Purchaser acknowledges that: (i) on October 7, 2011, the U.S. Government filed a motion with the Bankruptcy Court, seeking, among other things, a ruling that its demand pursuant to the Bayh-Dole Act for all right, title and interest in and to the Gemini Method Patents was not barred from the automatic stay of 11 U.S.C. § 362 and (ii) as a result of a stipulation filed with the Bankruptcy Court between Seller and the U.S. Government prior to the date hereof, no right, title or interest in or to the Gemini Method Patents will be conveyed to Purchaser at the Closing.  At Purchaser’s election, which shall be exercised in writing within 60 days of the Closing Date, Seller shall use commercially reasonable efforts to obtain the right to transfer to Purchaser all right, title and interest in and to the Gemini Method Patents.  Purchaser shall be solely liable for the costs and expenses of any litigation or other dispute resolution related to obtaining the right to transfer title to the Gemini Method Patents to Purchaser.  In connection with such efforts, Seller shall cooperate with Purchaser’s employees, accountants, counsel and other representatives and with all reasonable requests by Purchaser and its representatives in connection with such litigation.  In the event DOE, or, if a timely appeal is properly filed, a court of competent jurisdiction, decides that Seller has the right to title to the Gemini Method Patents, Seller will transfer all right, title and interest thereto to Purchaser for no additional consideration at the later to occur of (x) the Closing and (y) the date the U.S. Government acknowledges it has no rights in the Gemini Method Patents or the date that a decision by a court of competent jurisdiction becomes final and no longer subject to further judicial review.  Purchaser further acknowledges that if DOE, or, if a timely appeal is properly filed, a court of competent jurisdiction, decides that title to the Gemini Method Patents vests with the Government or that Seller is obligated to assign title to the Government, neither Seller nor Purchaser will have any further rights relating to the Gemini Method Patents upon the date such decision becomes final and no longer subject to further judicial review.

(b)           Purchaser also acknowledges that at all times before, during and after the Closing Date, the NIST Funded Evergreen Patents were and are subject to the ATP Rights.  Without limiting the foregoing, Purchaser further acknowledges that title to the NIST Funded Evergreen Patents shall vest in a company or companies incorporated in the United States, and that title to the NIST Funded Evergreen Patents shall not be transferred or passed (including hereunder), except to a company incorporated in the United States, until the expiration of the first patent obtained in connection with the NIST Funded Evergreen Patents.

(c)           Purchaser also acknowledges that at all times before, during and after the Closing Date, the DOE Funded Evergreen Patents were and are subject to the Government-Reserved Rights.  Without limiting the foregoing, Purchaser further acknowledges and agrees that if any product that embodies or is produced through the use of any of the claimed inventions of the DOE Funded Evergreen Patents or NIST Funded Evergreen Patents is not manufactured substantially in the United States, DOE, or its assignee or licensee, shall have a royalty-free, non-exclusive license to make, use, offer to sell, sell or import products that embody or are produced through the use of such DOE Funded Evergreen Patent and/or NIST Funded Evergreen Patent.

ARTICLE III

CONSIDERATION.

3.1         Purchase Price; Deposit.  The aggregate consideration for the sale and transfer of the Core Acquired Assets shall be (the “Purchase Price”) (i) $6,000,000 in cash; (ii) $3,200,000 in unrestricted Ordinary Shares of China Private Equity Investment Holdings Ltd., a British Virgin Islands limited company listed on the Alternative Investment Market of London Stock Exchange (“CPEH Ordinary Shares”), and (iii) Purchaser’s assumption of the Assumed Liabilities at the Closing.  The Purchase Price shall be payable as follows:

(a)         Purchaser has previously delivered a wire transfer in immediately available funds in the amount of $500,000 to the escrow account of Bingham McCutchen LLP (the “Escrow Agent” and such amount, the “Cash Deposit”).  Purchaser has previously delivered to the Escrow Agent a transfer of 1,000,000 CPEH Ordinary Shares in accordance with the transfer instructions set forth in the Escrow Agreement (such deposit of CPEH Ordinary Shares made pursuant to this Section 3.1(a), the “Securities Deposit”; the Cash Deposit and Securities Deposit, collectively, the “Deposit”).  Each of Purchaser and Seller has executed and delivered to the Escrow Agent an escrow agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Deposit shall be non-refundable except as expressly provided in Section 10.3(a).

(b)         Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall hold the Deposit in accordance with the terms of the Escrow Agreement and shall deliver such portion of the Deposit, and any interest and/or earnings accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(i)           the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the Deposit and the interest accrued thereon to be released;

(ii)           the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Seller 15 Business Days following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement, or that this Agreement was terminated under circumstances entitling Seller to retain the Deposit, and specifying the Section of this Agreement that entitles Seller to retain the Deposit; provided, that Purchaser has not given written notice of objection in accordance with the Escrow Agreement;

(iii)           the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Purchaser 15 Business Days following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement that entitles Purchaser to the return of the Deposit; provided, that Seller has not given written notice of objection in accordance with the Escrow Agreement; and

(iv)           the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered as directed by joint written instructions of Seller and Purchaser.

3.2         Allocation of Purchase Price.  Within 60 days of the Closing Date, Purchaser shall prepare and deliver to Seller a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Core Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (such statement, the “Allocation Statement”), and the Allocation Statement shall be finalized upon reasonable consultation with Seller, and with Seller’s consent, which consent shall not be unreasonably withheld or delayed.  The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 (and any supplements to such form) and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith.  If the IRS or any other taxation authority proposes a different allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation.  Seller or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this Section 3.2.  Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 3.2; and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 3.2 in any Tax Return, in any refund claim, in any litigation or otherwise.  Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Core Acquired Assets or the allocation of the value of the Core Acquired Assets in any plan or reorganization or liquidation that may be proposed.

3.3         Sale Free and Clear.  Seller acknowledges and agrees and the Sale Order shall provide that, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising Liabilities (other than those in favor of Purchaser created under this Agreement and/or any Ancillary Agreement, the Permitted Liens, if any, and Assumed Liabilities) of, against or created by Seller or its bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Core Acquired Assets.  On the Closing Date, the Core Acquired Assets shall be Transferred to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable free and clear of all Liabilities, other than the Permitted Liens, if any, and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.  Notwithstanding the foregoing, however, the Sale Order shall provide that all Government–Reserved Rights shall continue in full force and effect in the DOE Funded Evergreen Patents and all ATP Rights shall continue in full force and effect in the NIST Funded Evergreen Patents.

ARTICLE IV

CLOSING

4.1         Closing.

(a)           Upon the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY, 10022- 4689, at 10:00 a.m., New York City time, as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.

(b)           The Closing shall occur on the later to occur of (i) November 18, 2011 and (ii) the date that is not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Article IX (other than conditions which by their nature can be satisfied only at the Closing) (such date, the “Closing Date”).

4.2         Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(a)           the officers’ certificate referred to in Section 9.2(d);

(b)           a certified copy of the Sale Order and a copy of the docket of the Bankruptcy Court evidencing the entry of the Sale Order (updated through the date and time of the Closing); and

(c)           the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Core Acquired Assets;

(d)           a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(e)           a certification of non-foreign status for Seller in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder;

(f)           if the Midland Facility has been included as an Core Acquired Asset hereunder, a special warranty deed to the Midland Facility conveying fee simple title to the Midland Facility to Purchaser’s Designee subject to Permitted Liens;

(g)           if the Midland Facility has been included as an Core Acquired Asset hereunder, at Purchaser’s election and sole cost and expense, an owner’s title insurance policy (as applicable), in effect as of the Closing Date, issued by Fidelity National Title Insurance Company or one of its affiliates, on an ALTA 2006 form or other form reasonably satisfactory to Purchaser, insuring Purchaser’s Designee’s fee simple to the Midland Facility, subject to the Permitted Liens;

(h)           executed copies of the consents and approvals referred to in Section 9.2(e);

(i)           a duly executed instruction to the Escrow Agent to release the Deposit to Seller in accordance with Section 3.1(b)(i);

(j)           a duly executed Gemini Escrow Agreement; and

(k)           all other documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

4.3         Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered) each of the following:

(a)           Purchaser shall pay to or as directed by Seller the cash portion of the Purchase Price less the Cash Deposit and less the Gemini Escrow Amount, by wire transfer of immediately available funds to one or more accounts designated by Seller;

(b)           Purchaser shall transfer to or as directed by Seller the aggregate number of shares of CPEH Ordinary Shares equal to the quotient of (i) the securities portion of the Purchase Price divided by (ii) the daily weighted average (by trading volume) of the closing prices of CPEH Ordinary Shares as reported on the London Stock Exchange for the 30 trading days ending on the date that is three Business Days prior to the Closing Date (including with respect to the CPEH Ordinary Shares constituting the Securities Deposit);

(c)           a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities (by Purchaser’s Designee);

(d)           the Secretary’s certificate referred to in Section 9.3(e);

(e)           a duly executed instruction to the Escrow Agent to release the Deposit to Seller in accordance with Section 3.1(b)(i);

(f)           a duly executed Gemini Escrow Agreement; and

(g)           all other documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the Transactions.

4.4         Gemini Method Escrow.

(a)           At the Closing, Purchaser shall deliver a wire transfer in immediately available funds in the amount of $800,000 (the “Gemini Escrow Amount”) to the escrow account of Citibank, N.A., or such other international financial institution as Purchaser and Seller may agree (the “Gemini Escrow Agent”).  Prior to effecting the transfer of such Gemini Escrow Amount, each of Purchaser and Seller will execute and deliver to the Gemini Escrow Agent an escrow agreement in a form reasonably acceptable to the Gemini Escrow Agent, Purchaser and Seller (the “Gemini Escrow Agreement”).  The Gemini Escrow Amount shall be used to reimburse Seller with respect to out-of-pocket expenses incurred at Purchaser’s direction in connection with the confirmation of Seller’s rights in and title to the Gemini Method Patents.  The Gemini Escrow Agreement shall have a term not to exceed one year following the Closing Date.

(b)           At Purchaser’s election and direction, Seller will pursue the confirmation of Seller’s rights in and title to the Gemini Method Patents with the assistance of such legal counsel as Purchaser shall select and direct (the “Gemini Counsel”) so that Seller is able to transfer to Purchaser’s Designee all of Seller’s rights in and title to the Gemini Method Patents pursuant to Section 2.8.  All fees and expenses incurred by Gemini Counsel in connection with confirming Seller’s rights in and title to the Gemini Method Patents shall be paid exclusively out of the Gemini Escrow Account and Seller shall have no liability therefor or for any other third party costs or expenses incurred at Purchaser’s direction in connection therewith.  From time to time, for so long as funds are available in the Gemini Escrow Account, Seller will submit to the Gemini Escrow Agent, with a copy to Purchaser, all statements of fees and expenses incurred (or reasonably expected to be incurred) by the Gemini Counsel in connection with confirming such rights and title and the Gemini Escrow Agent shall pay such fees and expenses directly to the Gemini Counsel pursuant to the terms of the Gemini Escrow Agreement.

(c)         Promptly following the first anniversary of the Closing Date:

(i)           If prior to such date either (x) Seller’s rights in and title to the Gemini Method Patents have been confirmed or (y) Purchaser has not directed Seller in writing to initiate a proceeding in a court or arbitral body of competent jurisdiction to confirm Seller’s rights in and title to the Gemini Method Patents, then any and all remaining funds of the Gemini Escrow Amount, together with all earnings thereon, shall be released to Seller; or

(ii)           If prior to such date Seller’s rights in and title to the Gemini Method Patents have not been confirmed and Purchaser has directed Seller in writing to initiate a proceeding in a court or arbitral body of competent jurisdiction to confirm Seller’s rights in and title to the Gemini Method Patents, then any and all remaining funds of the Gemini Escrow Amount, together with all earnings thereon, shall be released to Purchaser;

Each of Purchaser and Seller, as applicable, shall promptly execute and deliver to the other and to the Escrow Agent any instructions reasonably requested by Purchaser (in case of a release to Purchaser) or by Seller (in case of a release to Seller) to effect a release of such funds pursuant to this Section 4.4(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article V are true and correct as of the date of this Agreement, except as otherwise stated in this Article V and except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by Seller to Purchaser concurrently with the execution and delivery hereof (it being agreed that disclosure of any information in a particular section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is readily apparent).  Each representation and warranty made in this Article V as to “Seller” shall be deemed to include a representation and warranty as to each Foreign Subsidiary by applying each such representation and warranty mutatis mutandis (such that all changes and modifications to the defined terms and other terminology shall be made so that each such representation and warranty can be applied in a logical manner to the Foreign Subsidiaries).

5.1         Organization.  Seller has been duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as currently conducted.  Seller has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2           Subsidiaries.  All of the direct and indirect Subsidiaries of Seller are set forth on Section 5.2 of the Disclosure Letter.  Seller owns, directly or indirectly, all of the capital stock or other equity interests of each Foreign Subsidiary (other than Evergreen (Wuhan), of which Seller holds a 33% ownership interest in) free and clear of any Liens and all the issued and outstanding shares of capital stock of each Foreign Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  Each Foreign Subsidiary has been duly organized, is validly existing as a corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power, partnership or limited liability company and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

5.3         Financial Statements.

(a)           Except as set forth on Section 5.3 of the Disclosure Letter, Seller has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2009 (all such forms, reports, statements, certificates and other documents filed, since January 1, 2009 and prior to the date hereof, collectively, the “SEC Documents”), and Seller has furnished all reports and other documents (including all exhibits, amendments and supplements thereto) required to be furnished by it with the SEC since January 1, 2009 (all such reports and other documents furnished, since January 1, 2009 and prior to the date hereof, collectively, the “Furnished Reports”).  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents or Furnished Reports.  No executive officer of Seller has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Documents.  Neither Seller nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its principal executive officer and principal financial officer.

(b)           Each of the audited consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes and schedules) have been prepared, or in the case of SEC Documents filed after the date of this Agreement, will be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, or in the case of SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Seller and its Subsidiaries at the respective dates thereof and the results of operations, changes in equity and cash flows.  Each of the unaudited condensed consolidated financial statements included in or incorporated by reference into the SEC Documents (including any related notes) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present, or in the case of SEC Documents filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of Seller and its Subsidiaries as of the respective dates thereof and the results of their operations, changes in equity and cash flows for the periods indicated (subject to notes and normal period-end adjustments that will not be material in amount or effect).

5.4         Real Property.

(a)           Section 5.4(a) to the Disclosure Letter sets forth, to the extent constituting Core Acquired Assets, a true and correct legal description of all real property owned by Seller and used or held for use in connection with Seller’s operations, together with all fixtures and improvements thereon (the “Owned Real Property”).  Seller has good, marketable and insurable title to such Owned Real Property in fee simple, free and clear of all title defects and Liens (other than those that will be discharged at Closing) and Permitted Liens.  At the Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Owned Real Property, free and clear of all title defects and Liens (including all tenancies and occupancies), except for the Assumed Liabilities and Permitted Liens.

(b)           Section 5.4(b) of the Disclosure Letter sets forth a true and correct list of and legal description of all easements, rights-of-way, property use agreements, transmission line and pipeline rights and real property licenses (including rights-of-way Permits from Governmental Entities) for the benefit of Seller associated with the Owned Real Property (the “Easements”).  Seller has (and, to the extent constituting Core Acquired Assets, shall convey to Purchaser at the Closing) Seller’s interest in the Easements to the extent assignable, free and clear of all Liens arising by, through or under Seller other than the Assumed Liabilities and Permitted Liens.

(c)           Section 5.4(c) of the Disclosure Letter lists all leases, subleases, licenses, concessions, or other agreements (written and all amendments thereto) of Real Property to which Seller is a party relating to or used in connection with the Core Acquired Assets (the “Real Property Leases”); such real property is referred to as the “Leased Real Property” and together with the Owned Real Property, the “Real Property”.  Seller has a good and marketable leasehold interest in, and enjoys quiet and undisturbed possession of, the Leased Real Property, free and clear of all Liens arising by, through or under Seller, except: (i) as set forth on Section 5.4(b) of the Disclosure Letter and (ii) Permitted Liens.  True and correct copies of the Real Property Leases have been made available to Purchaser.  Except as set forth on Section 5.4(c) of the Disclosure Letter and the rights of the holders of Permitted Liens, Seller is in exclusive possession of the Real Property and the improvements thereon.  No public warehouse facilities are utilized in the operation of the Wafer Business as currently conducted other than as described on Section 5.4(c) of the Disclosure Letter.

(d)           Except as otherwise set forth in Section 5.4(d) of the Disclosure Letter: (i) the Real Property Leases are in force and effect and none of the Real Property Leases have been modified, amended, terminated, renewed or extended; (ii) no renewal or extension options have been granted to Seller; (iii) Seller does not have an option to purchase any of the Real Property or any portion thereof, except as set forth in the applicable Real Estate Lease; (iv) the rents thereunder are being paid on a current basis and there are no arrearages; (v) except for any default created by the bankruptcy filing contemplated hereby, Seller is not in default, and to Seller’s Knowledge, none of the other parties to such Real Property Lease is in default of any of its obligations thereunder and, other than the Bankruptcy Case, no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder; (vi) Seller has not paid any rent, fees, or other charges under such Real Property Leases for more than one month in advance; (vii) Seller is presently not contesting any tax, utility, operating cost or other escalation payments or occupancy charges, or any other amounts payable under such Real Property Leases; (viii) to Seller’s Knowledge, (A) all material work, repairs, alterations and improvements required to be performed by any party as of the date hereof to any of such Real Property Leases has been completed and fully paid for, and (B) all material obligations of the landlord under such Real Property Leases have been performed; (x) there are no actions or proceedings pending or, to the Knowledge of Seller, threatened by any landlord under any Real Property Leases; (xi) true and complete copies of all assignments of Real Property Leases and subleases and consents thereto by landlords under such Real Property Leases, including all amendments, guarantees, side letters, subordination and non-disturbance agreements and other documents relating thereto, have been made available to Purchaser; (xii) there are no security deposits other than those set forth in the Disclosure Letter, such security deposits are held by the landlords under such Real Property Leases and have not, as of the date hereof, been applied to existing arrears in rents or otherwise in accordance with the terms of such Real Property Leases; and (xiii) such Real Property Leases do not prohibit the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e)           All public utilities (including gas, electric, water, storm and sanitary sewerage and telephone utilities) required to operate the Wafer Business are installed at and available to the Real Property, and, Seller has no Knowledge of any proposed, planned or actual curtailment of service of any utility supplied to any portion of the Real Property.

(f)            With respect to the Real Property (i) no eminent domain, condemnation or similar proceedings are pending or, to the Knowledge of Seller, threatened, (ii) no proceeding is pending that to the Knowledge of the Seller would reasonably be expected to terminate the current access from the Real Property to any presently existing highways and roads adjoining or situated on the Real Property, (iii) to the Knowledge of the Seller, no structure on the Real Property is located within a flood hazard zone as defined by the Federal Insurance Administration, (iv) to the Knowledge of the Seller, no special assessments or tax abatements affect the Real Property, (v) there are no pending or, to the Knowledge of Seller, threatened zoning changes or zoning ordinance amendments which would affect the Real Property, and (vi) the Real Property, including each improvement thereon, is in good condition, normal wear and tear excepted, for the purpose for which used in the Wafer Business, has sufficient rights of access and egress for the purposes for which it is used and complies, in all material respects, with all municipal, state and federal statutes, ordinances, rules and regulations applicable thereto, and no material improvements or repairs are necessary or currently contemplated with respect thereto, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Seller’s or the Purchaser’s ability to conduct the Wafer Business in the ordinary course of business.

(g)           Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof, and except as set forth in Section 5.4(g) of the Disclosure Letter, there are no outstanding options, rights or first offer or rights of first refusal to purchase any of the Real Property, the Easements or any portion of or any interest therein.

(h)           To Seller’s Knowledge, Seller’s use or occupancy of the Real Property and the operation of the Wafer Business as currently conducted thereon complies in all material respects with all applicable zoning and land use Laws and is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity.

5.5         Authorization; Enforceability.  Subject to the entry of the Sale Order, Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by Seller of this Agreement and each of the other Ancillary Agreements to which it is or is to be a party, and the consummation by Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement has been and, when executed and delivered, each other Ancillary Agreement to which each of them is to be a party, will be, duly and validly executed and delivered by Seller and, subject to the entry of the Sale Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

5.6         No Conflicts.  Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Seller, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.2(e), result in a material violation of any Applicable Law, or (c) result in the creation or imposition of any Lien upon or with respect to any Core Acquired Asset, other than in favor of Purchaser as specified in the Ancillary Agreements and Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller is not in violation of its Organizational Documents.

5.7         Consents and Approvals.  Except as set forth in Section 5.7 of the Disclosure Letter or otherwise in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Seller or any of its properties is required for the execution and delivery by Seller of the Agreement and the Ancillary Agreements and performance of and compliance by Seller with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and (b) such other consents, approvals, authorizations, registrations or qualifications the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8         Intellectual Property.

(a)         Section 5.8(a) of the Disclosure Letter sets forth a complete and accurate list of all:

(i)           United States and non-United States Patents and Patent applications owned by Seller;

(ii)           United States and non-United States Trademark registrations and Internet domain registrations, Trademark applications, and material unregistered Trademarks owned by Seller;

(iii)           United States and non-United States Copyright and mask work registrations, and material unregistered Copyrights owned by Seller; and

(iv)           Software (other than readily available commercial software programs having an acquisition price of less than $10,000) that is owned, licensed or leased by Seller, describing which Software is owned, licensed or leased, as the case may be, and the applicable owner, licensor or lessor.

(b)           Section 5.8(b) of the Disclosure Letter sets forth a complete and accurate list of all Contracts to which Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $10,000), or (ii) restricting Seller’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”).  Seller has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

(c)           Seller owns or possesses rights to use all Intellectual Property used in the conduct of the Wafer Business.  All registrations with and applications to Governmental Entities in respect of such Intellectual Property are in full force and effect, have not, except in accordance with the ordinary course practices of Seller, lapsed, expired or been abandoned, are not the subject of any opposition or other action filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry, court of law, or tribunal.  The consummation of the Transactions will not result in the loss or impairment of any rights to use such Intellectual Property or obligate Purchaser to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Seller absent the consummation of the Transactions.  Notwithstanding the foregoing, Seller acknowledges that DOE demands title to the Gemini Method Patents and has notified Seller of its determination that Seller failed to satisfy 35 U.S.C. § 202(c) with respect to the Gemini Method Patents.

(d)           No present or former Employee, officer or director of Seller, or agent, outside contractor or consultant of Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property, provided, that Seller acknowledges that DOE demands title to the Gemini Method Patents.  Other than with respect to copyrightable works Seller hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976 owned by Seller, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property created by or for Seller (the “Owned Intellectual Property”), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and written assignments to Seller of all rights with respect thereto.

(e)           Seller has not received any notice that it is, or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property, except that DOE has notified Seller of DOE’s determination that Seller failed to comply with the terms of its funding agreement, reflecting Seller’s obligations under 35 U.S.C. § 202(c) and implementing regulations.  To Seller’s Knowledge, all Owned Intellectual Property is valid, and Seller has not received any notice of any claim of invalidity of any Owned Intellectual Property.  To Seller’ Knowledge, no Intellectual Property rights of Seller are being infringed by any other Person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect.  Seller has not received any notice of any claim of infringement or conflict with any Intellectual Property right of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9         Wafer Contracts.

(a)           Section 5.9(a) of the Disclosure Letter sets forth (i) each Wafer Contract to which Seller is a party or is bound (x) involving aggregate expenses or payments of $50,000 or more during any 12-month period (other than purchase orders in the ordinary course of business of Seller and other than Contracts that by their terms may be terminated by Seller in the ordinary course of business upon 60 days’ or less notice without penalty or premium), (y) which is a Contract with a Governmental Entity or (z) the breach or termination of which could reasonably be expected to have a Material Adverse Effect on Seller and (ii) a description of accounts between Seller and its Subsidiaries.

(b)           Except as may have occurred solely as a result of the commencement of the Bankruptcy Case (or any other action taken by Seller during the Bankruptcy Case), each Wafer Contract, is valid, binding and full force and effect, enforceable in all material respects by the Seller in accordance with its terms, and there has not been any cancellation or, to the Knowledge of Seller, threatened cancellation of any such Wafer Contract, nor any pending or, to the Knowledge of Seller, threatened disputes thereunder.  Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Wafer Contract except for breaches or defaults (i) that would be remedied solely by the payment of Cure Costs, or (ii) caused solely by the filing of the Bankruptcy Case.  To the Knowledge of Seller, no other party to any of the Wafer Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  No consents or approvals of any Person other than Seller is necessary to sell, assign, convey, transfer and deliver to Purchaser, on the terms of this Agreement, any and all rights and interests of Seller in the Wafer Contracts.  Seller has provided Purchaser with true and complete copies of each written Wafer Contract (including all amendments thereto).

5.10       Absence of Certain Developments.  Since December 31, 2010, Seller has not Transferred ownership of any of the Core Acquired Assets to any of its Subsidiaries or Affiliates.

5.11       Litigation; Product Warranties.

(a)           Except as set forth on Section 5.11(a) of the Disclosure Letter, there are no legal, governmental or regulatory actions, suits, proceedings or, to the Knowledge of Seller, investigations pending or threatened to which Seller is or may be a party or to which any property of Seller, any director or officer of Seller in their capacities as such, or the Wafer Business, Assumed Liabilities or the Core Acquired Assets is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to Seller, would reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Section 5.11(b) of the Disclosure Letter, there are no product warranties, product defect or products liability claims pending against Seller or its Subsidiaries with respect to any Products manufactured or sold by Seller or its Subsidiaries during the past five (5) years and Seller does not know of any basis for, any such claim.  To the Knowledge of Seller, there are no defects in design, construction or manufacture of Products that would adversely affect performance or create a risk of injury to persons or property.  The Products that are designed and manufactured solely by Seller and its Subsidiaries and, to the Knowledge of Seller, the other Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and the Products have received all governmental approvals necessary to allow their sale and use.  As used in this Section 5.11(b), the term “Products” means any and all products of Seller and its Subsidiaries distributed or sold by Seller and its Subsidiaries under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller and its Subsidiaries.

5.12       Permits and Compliance with Laws.

(a)           Except as set forth on Section 5.12(a) of the Disclosure Letter, with respect to the Core Acquired Assets, Seller is, and has been since January 1, 2009, in compliance in all material respects with all Applicable Laws.  Seller has not received written notification from any Governmental Entity (i) asserting a violation of any Applicable Law regarding the conduct of the Wafer Business; (ii) threatening to revoke any material Permit; or (iii) restricting or in any way limiting its operation of the Core Acquired Assets as currently conducted, except for notices of violations, revocations or restrictions.

(b)           Seller possesses all material Permits issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Core Acquired Assets (collectively, the “Seller Permits”).  Section 5.12(b) of the Disclosure Letter sets forth, as of the Execution Date, a true and correct list of all material Seller Permits in effect and a true and correct list of all material pending applications for Permits, that would be Seller Permits if issued or granted and all material pending applications by Seller for modification, extension or renewal of the Seller Permits.  Seller has operated the Wafer Business in compliance in all material respects with the terms and conditions of the Seller Permits, and Seller not has received any written notice alleging any such failure to comply.  Seller has not received notice of any revocation or modification of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course.

5.13       Taxes.

(a)           Seller has timely filed or caused to be filed all United States federal, state, local and non-United States Tax Returns required to have been filed that are material to the Core Acquired Assets, taken as a whole, and each such Tax Return is true, complete and correct in all material respects, except any Taxes not paid by Seller as a result of the Bankruptcy Case.

(b)           Seller has timely paid or caused to be timely paid all Taxes shown to be due and payable by it or them on the returns referred to in Section 5.13(a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Seller has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth in Section 5.13(c) of the Disclosure Letter to Seller’s Knowledge, there are no material United States federal, state, local or non-United States federal or provincial audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened in writing with regard to any Taxes or Tax Returns with respect to the Core Acquired Assets.  There is no material unresolved dispute or claim concerning any Tax liability with respect to the Core Acquired Assets either claimed or raised by any Tax Authority in writing.  There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Core Acquired Assets that will be binding upon Purchaser after the Closing Date.

(d)           Except as set forth in Section 5.13(d) of the Disclosure Letter, there are no statutory Liens for Taxes upon any of the Core Acquired Assets or the Wafer Business.

5.14       Employment Matters.

(a)           To Seller’s Knowledge, Seller’s relations with its Employees are good under the circumstances of Seller’s financial condition and prospects.  Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(b)           Seller is not engaged in any unfair labor practice or other unlawful employment practice.  Except as disclosed on Section 5.14(b) of the Disclosure Letter, there are no unfair labor practice charges or other employee-related complaints or claims against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity by or concerning the Employees, independent contractors or consultants of Seller, that if decided adversely would reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Section 5.14(b) of the Disclosure Letter, for the three year period prior to the date of this Agreement, Seller has not (i) been notified in writing by any Governmental Entity of any alleged violation by Seller of Applicable Law that remains unresolved respecting employment, employment practices or terms and conditions of employment, or (ii) received any written notice of the intent of any Governmental Entity to conduct an investigation of Seller and, to Seller’s Knowledge, no such investigation is in progress.

(c)           Seller is not (i) party to any collective bargaining agreement, (ii) currently negotiating any collective bargaining agreement, or (iii) obligated to negotiate any collective bargaining agreement with its Employees.

(d)           All material levies, assessments and penalties made against Seller pursuant to all applicable workers compensation legislation as of the date hereof have been paid by Seller, and Seller has not been reassessed under any such legislation.

(e)           Section 5.14(e) of the Disclosure Letter lists, as of the date of this Agreement, a true and complete list of each (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) ”employee benefit plan” (within the meaning of Section 3(3) of ERISA, (v) employment, termination, severance or “change in control” agreement, and (vi) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or any ERISA Affiliate have any Liability or is a party, for the benefit of any Employee, consultant or director or any former Employee, consultant or director of Seller (each such plan is referred to herein as a “Benefit Plan” and each such Person is referred to herein as a “Service Provider”).  Each Benefit Plan is operated, funded and administered in all material respects in accordance with its terms and the terms of Applicable Law (including ERISA and the Code).  True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been made available to Purchaser.  Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service.  All liabilities or expenses of the Seller in respect of any Benefit Plan (including workers compensation) which have not been paid, have been properly accrued on the Seller’s most recent financial statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, or in accordance with applicable law, as of the date hereof have been timely made or reflected on the Seller’s financial statements in accordance with GAAP.

(f)            Neither the Seller or any ERISA Affiliate has ever maintained, contributed to or had any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code.

(g)           As of the date hereof, there are no pending or, to Seller’s Knowledge, threatened or anticipated claims by or on behalf of any Benefit Plan, by any Service Provider or beneficiary covered under any such Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits) that could reasonably result in the imposition of any Liability upon Purchaser.

(h)           Neither Seller nor any ERISA Affiliate has any obligation to provide or make available post-employment benefit under any Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA) for any Service Provider (or their respective beneficiaries) of the Seller, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (otherwise referred to as “COBRA”), and at the sole expense of such individual.

(i)           Seller has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN”) within the last six months which remains unsatisfied.  No later than five Business Days prior to the Closing Date, the Seller shall provide Purchaser with a list setting forth the number of employees terminated from each site of employment of Seller during the 90-day period ending on the Closing Date (which list shall not include any employees which may be terminated on the Closing Date at the direction of Purchaser) for reasons qualifying the termination as “employment losses” under WARN and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.

(j)           Seller has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)           No Subsidiary maintains or sponsors any Benefit Plan that would remain a Benefit Plan of such Subsidiary following the Closing.

5.15       Brokers.  Except as disclosed in Section 5.15 of the Disclosure Letter, Seller is not a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

5.16       Foreign Corrupt Practices Act Compliance.  Since January 1, 2009, neither Seller nor, to the Knowledge of Seller, any person or other entity acting on behalf of Seller, has directly or indirectly, on behalf of or with respect to the Wafer Business: (a) made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) either established or maintained any unrecorded fund or asset for any purpose, or made any intentionally false or artificial entries on its books or records for any reason; (c) made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment; (d) either made any contribution, or reimbursed any political gift or contribution made by any other Person, to candidates for public office, whether federal, state or local, where such contribution or reimbursement would be in violation of applicable law in any material respect; (e) made or received any payment which was not legal in any material respect to make or receive; (f) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Seller; (g) created or used any “off-book” bank or cash account or “slush fund;” or (h) engaged in any conduct constituting a violation in any material respect of the Foreign Corrupt Practices Act of 1977.

5.17       Environmental Matters.

(a)           Except as set forth on Section 5.17(a) of the Disclosure Letter, to Seller’s Knowledge (i) the operation of the Core Acquired Assets is and has been in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by Seller, or any predecessor in interest thereof, or at any disposal or treatment facility which received Hazardous Materials generated by Seller or any predecessor in interest thereof with respect to the Core Acquired Assets; (iii) no Environmental Claim has been asserted against Seller or any predecessor in interest thereof with respect to the Core Acquired Assets nor does Seller have knowledge or notice of any threatened or pending Environmental Claim against Seller or any predecessor in interest thereof with respect to the Core Acquired Assets; (iv) no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Seller or any predecessor in interest thereof with respect to the Core Acquired Assets; (v) no Real Property has been used as a treatment, storage, or disposal site for any Hazardous Material (and no such Real Property is contaminated by any such substance); (vi) Seller has not failed to report to the proper Governmental Entity any Release which is required to be so reported by any Environmental Laws; (vii) Seller holds all Permits required under any Environmental Laws in connection with the occupation of the Real Property or the operation of the Core Acquired Assets on the Real Property; and (viii) Seller has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any Permits or (B) any Permit referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated.

(b)           Except as described in Section 5.17(b) of the Disclosure Letter, to the Knowledge of Seller, the Real Property does not contain any: (i) under- or above-ground storage tanks, (ii) underground injection wells, (iii) septic tanks in which process wastewater or any Hazardous Materials have been disposed, (iv) asbestos, (v) equipment containing PCBs or (vi) drums buried in the ground, or other landfills, surface impoundments, or disposal areas.

(c)           Section 5.17(c) of the Disclosure Letter identifies all environmental, health and/or safety, including process safety management, loss and prevention, investigations, assessments, audits, studies, tests, reviews, reports or sampling results (including but not limited to Phase I or Phase II environmental assessments or environmental audits) relating to the Real Property commissioned by Seller and true and complete copies of such reports have been provided to Purchaser.

(d)           Section 5.17(d) of the Disclosure Letter identifies all material Environmental Permits in connection with the Wafer Business or the Real Property, each such Environmental Permit is valid and enforceable and in full force and effect, and Seller is in compliance, in all material respects, with the terms and conditions of all such Environmental Permits, approvals or authorizations and no other Environmental Permits are necessary for operating the Wafer Business as currently conducted.

5.18       Title to Assets; Sufficiency of Assets.

(a)           Seller holds, and subject to the entry of the Sale Order, at the Closing shall cause to be delivered to Purchaser, good and valid title to or, in the case of leased or licensed Core Acquired Assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Core Acquired Assets, free and clear of all Liens, other than Assumed Liabilities and Permitted Liens.  All of the Core Acquired Assets are in good order and repair for assets of comparable age and past use and are capable of being used in the ordinary course of business in the manner necessary to operate the Wafer Business, except where the failure to be in such condition would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Seller’s or the Purchaser’s ability to conduct the Wafer Business in the ordinary course of business.

(b)           The Core Acquired Assets, without giving effect to the exclusion of any Wafer Excluded Assets, include all tangible Assets, intangible Assets and Intellectual Property that are necessary for the conduct of the Wafer Business immediately following the Closing Date in substantially the same manner as conducted by Seller prior to the commencement of the Bankruptcy Case, except for Service Providers that are not Transferred Employees.

5.19           Insurance.  Section 5.19 of the Disclosure Letter sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Seller relating to the Core Acquired Assets as of the date of this Agreement.  As of such date, such insurance is in full force and effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date of this Agreement.

6.1           Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong.  When formed, Purchaser’s Designee will be duly organized and in good standing under the laws of the jurisdiction of its organization, which jurisdiction will be a state in the United States.

6.2           Authorization; Enforceability.  Each of Purchaser and Purchaser’s Designee has all requisite power and authority to enter into this Agreement and the other Ancillary Agreements to which Purchaser is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary action on the part of Purchaser.  The execution, delivery and performance by Purchaser’s Designee of each of the Ancillary Agreements to which it will be a party, and the consummation by Purchaser’s Designee of the Transactions, have been (or will have been, in the case of Purchaser’s Designee) duly authorized by all necessary action on the part of Purchaser or Purchaser’s Designee, as the case may be.  Subject to the entry of the Sale Order, this Agreement and, when executed, each other Ancillary Agreement to which Purchaser or Purchaser’s Designee is a party, have been (or will have been) duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Seller, constitute the valid and binding obligation of Purchaser or Purchaser’s Designee, as the case may be, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3           No Conflicts.  Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the Organizational Documents of Purchaser or Purchaser’s Designee or (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 9.1(b) and Section 9.2(e), result in a violation of any law, statute, rule or regulation of any Governmental Entity or any applicable order of any court or any rule, regulation or order of any Governmental Entity applicable to Purchaser or by which any property or asset of Purchaser is bound, except for violations which, individually or in the aggregate, has not had and would not reasonably be likely to have a Purchaser Material Adverse Effect.

6.4           Consents and Approvals.  Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or Purchaser’s Designee or any of its properties is required for the execution and delivery by Purchaser or Purchaser’s Designee of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser and Purchaser’s Designee with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e) and (b)  such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5           Financial Capability.  At or prior to the Closing Date, Purchaser will have sufficient Cash and Cash Equivalents available to pay for the Core Acquired Assets at the Closing.  Purchaser has provided to Seller a true and complete copy of a reference letter from Barclays Bank PLC providing a reference as to the status of the Purchaser’s assets.  At or prior to the Closing Date, Purchaser will have sufficient Securities available to pay for the securities portion of the Purchase Price at the Closing.

6.6           Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

6.7           No Other Representations or Warranties.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V (as modified by the Disclosure Letter), or with respect to any other information provided to the Purchaser in connection with the transaction contemplated hereby, including as to the probable success or profitability of the ownership, use or operation of the Wafer Business and the Core Acquired Assets after Closing.  Purchaser further represents that none of Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Seller, the Wafer Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of Purchaser’s use of, any such information, including data room information provided to Purchaser or its representatives, in connection with the sale of the Core Acquired Assets and the Transactions.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Core Acquired Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII

SALE ORDER

Seller shall use commercially reasonable efforts to obtain entry of the Sale Order approving the transactions contemplated by this Agreement and such Sale Order shall be in form and substance satisfactory to Seller and to Purchaser in their reasonable discretion granting, among other things, that (i) such sale shall be, to the fullest extent permitted by the Bankruptcy Code, pursuant to Sections 105, 363(b) and 363(f) of the Bankruptcy Code, free and clear of all Liens other than Permitted Liens and Assumed Liabilities; (ii) all Contracts required to be assumed by Seller and assigned to Purchaser are so assumed and assigned free and clear of all Liens and Retained Liabilities other than Permitted Liens and Assumed Liabilities to the fullest extent permitted by Section 365 of the Bankruptcy Code, subject to Section 2.6; (iii) Purchaser is deemed to have purchased the Core Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code; and (iv) Seller is authorized and directed to execute, upon request by Purchaser, one or more assignments in form, substance, and number reasonably acceptable to Purchaser, evidencing the conveyance of the Core Acquired Assets to Purchaser.  Purchaser will furnish to Seller such information and documents reasonably required to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.

ARTICLE VIII

COVENANTS

8.1         Interim Operations of the Wafer Business.  From the Execution Date through the Closing Date, subject to any limitations imposed on Seller as a result of its status as debtor-in-possession in the Bankruptcy Case, Seller shall use its commercially reasonable efforts to ensure that, and Seller covenants and agrees that, except as expressly provided in this Agreement, required by Applicable Law or as may be agreed in writing by Purchaser:

(a)           the Wafer Business shall be conducted only in the ordinary course (including the sale of Inventory) and Seller shall use commercially reasonable efforts to preserve intact the business organization of the Wafer Business and maintain the existing relations with customers, suppliers, vendors, creditors, business partners and others having business dealings with the Wafer Business;

(b)           Seller shall use commercially reasonable efforts to, maintain, preserve and protect all of the Core Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for (i) replacements, modifications or maintenance in the ordinary course of business and (ii) any Core Acquired Assets not reasonably beneficial for operating the Wafer Business if Seller determines that cost of maintenance is not justified;

(c)           Seller shall use commercially reasonable efforts not to (i) modify, amend, reject, waive any rights under or terminate any Designated Contract or (ii) waive, release, compromise, settle or assign any material rights or claims related to any Designated Contract;

(d)           Seller shall use commercially reasonable efforts to perform in all material respects the obligations required to be performed by Seller under the Designated Contracts, other than to cure pre-petition monetary defaults;

(e)           Except as permitted by the Bidding Procedures Order, Seller shall not (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest of itself or any equity interest of, or similar interest in, a joint venture or similar arrangement to which Seller is a party which is an Core Acquired Asset hereunder, (ii) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of itself or any other Seller or any joint venture or similar arrangement to which Seller is a party which is an Core Acquired Asset hereunder, (iii) sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of the Core Acquired Assets, except for dispositions of inventory and obsolete equipment in the ordinary course of business or (iv) propose, adopt or approve a plan with respect to any of the foregoing;

(f)           Seller shall not institute any increase (including any increase in coverage) in any Benefit Plan with respect to directors or Service Providers of Seller;

(g)           Seller shall not increase the compensation (including salary, bonus or incentive compensation) of, or promote any of, the Service Providers to Seller, provided, that Sellers may institute the key employee incentive plan to the extent approved by the Bankruptcy Court;

(h)           enter into any employment, deferred compensation, severance, consulting, independent contractor, nondisclosure, non-competition or similar agreement (or amend in any material manner that is adverse to the Wafer Business any such agreement) to which any Seller is a party or involving any of its directors, officers or employees in his or her capacity as a director, officer or employee of Seller; and

(i)           Seller shall not enter into any Contract, directly or indirectly, unilaterally or in concert, and whether orally, in writing, formally or informally, to do any of the foregoing or assist or cooperate with any other Person in doing any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Article X and the Closing Date, Seller shall cause the Foreign Subsidiaries constituting Core Acquired Assets to comply with the terms and provisions of Section 8.1 as if such terms and provisions were applicable to the Foreign Subsidiaries by applying such terms and provisions mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in such terms and provisions shall be made so that such terms and provisions can be applied in a logical manner to the Foreign Subsidiaries)

8.2         Access.

(a)           Subject to the Confidentiality Agreement, from the Execution Date until the earlier of (i) termination of this Agreement and (ii) the Closing, Seller will, (w) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to the offices, properties, books and records of Seller relating to the Core Acquired Assets, the Assumed Liabilities, and the Wafer Business; (x) furnish to Purchaser such financial and operating data and other information relating to the Core Acquired Assets, the Assumed Liabilities, and the Wafer Business as may be reasonably requested; and (y) instruct the executive officers and senior business managers, Employees, counsel, auditors and financial advisors of Seller to cooperate with Purchaser’s employees, accountants, counsel and other representatives; provided, that (A) all activities covered by this Section 8.2(a) shall be at the sole cost and expense of Purchaser and (B) that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information, (i) subject to attorney-client privilege or that conflicts with any confidentiality obligations to which Seller is bound, (ii) related to pricing or other matters that are highly competitively sensitive or (iii) that would otherwise in the exercise of Seller’s good faith judgment, be inappropriate in light of the Bankruptcy Case.

(b)           Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information Transferred to Purchaser and relating to activities of the Core Acquired Assets, the Assumed Liabilities, and the Wafer Business prior to the Closing as Seller may reasonably require after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Seller or to prosecute or prepare for the prosecution of claims against Third Parties by Seller relating to the conduct of the Wafer Business by Seller prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates; provided, that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

(c)           No party shall destroy any files or records which are subject to this Section 8.2 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

8.3         Efforts and Actions to Cause Closing to Occur.  At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Closing Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, the preparation and filing of all forms, registrations and notices required to be filed to cause the Closing Date to occur and consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Person other than Purchaser or Seller or Governmental Entity.

8.4         Applicable Law.

(a)           Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by this Agreement.

(b)           Each of the parties shall use commercially reasonable efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Governmental Entity, including in connection with any proceeding by a private party.  The foregoing obligations in this Section 8.4 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing.  The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law, each of the parties shall use commercially reasonable efforts to resolve such objections or challenge as such Governmental Entity or private party may have to such transactions, including to vacate, lift, reverse or overturn any Action, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement.

(d)           Seller shall provide commercially reasonable assistance to Purchaser to assist Purchaser in (i) obtaining or (ii) the transfer of Permits from Seller to Purchaser.  Any and all fees required by any Governmental Entity or any Person to obtain or for the transfer of a Permit shall be the sole responsibility of Purchaser.

8.5         Notification of Certain Matters.  Seller shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article IX to be unsatisfied in any material respect at any time from the date hereof to the Closing Date or (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

8.6         Casualty Loss.  Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Core Acquired Assets is (a) condemned or taken by eminent domain, or (b) a material portion is damaged or destroyed by fire or other casualty, Seller shall notify Purchaser promptly in writing of such fact, and (i) in the case of condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Purchaser at the Closing, and (ii) in the case of fire or other casualty, Seller shall, at its option, either restore such damage or assign the insurance proceeds therefrom to Purchaser at Closing.  Notwithstanding the foregoing, the provisions of this Section 8.6 shall not in any way modify Purchaser’s other rights under this Agreement, including any applicable right to terminate the Agreement if any condemnation, taking, damage or other destruction resulted in a Material Adverse Effect.

8.7         Employee Matters.

(a)           Purchaser may make offers of employment to such Employees of Seller as Purchaser deems appropriate (such Employees who accept such offer are hereinafter referred to as the “Transferred Employees”).  Transferred Employees’ employment with the Purchaser or any of its Affiliates will be “at will” and nothing contained in this Agreement or any other communication shall constitute a contract of employment and the Transferred Employees shall not be a third party beneficiary of this Agreement.  Seller will reasonably cooperate with the Purchaser in any offer of employment that Purchaser may extend and Seller shall terminate the employment of each Transferred Employee on or prior to the Closing Date.

(b)           Notwithstanding the foregoing, Purchaser acknowledges (and has no objection to) that if the Closing of the Transactions has not occurred on or before November 18, 2011, Seller intends to terminate the employment of substantially all of its employees on or prior to November 21, 2011.

(c)           All Liabilities to, or relating to, the Benefit Plans, and all Liabilities to, or relating to, any such Service Provider shall be Retained Liabilities, and Purchaser shall have no obligation or liability with respect to such Benefit Plans, arrangements or agreements.  Purchaser and Seller shall take all actions necessary to cause the retention by Seller of all such Benefit Plans with effect as of the Closing Date, any Subsidiary that has Service Providers that participate in any Benefit Plan of Seller shall cease to be a participating employer in any such Plans and Seller shall take all actions necessary to effectuate the foregoing.

(d)           All Liabilities in respect of each Transferred Employee have or shall have been paid by Seller prior to the date upon which the Transferred Employee commences employment with Purchaser, including premium contributions, remittance and assessments for unemployment insurance, employer health tax, income tax, workers’ compensation and any other employment related legislation, accrued wages, taxes, salaries, commissions and employee benefit plan payments.  There are no outstanding, pending, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against Seller or its or their respective directors, officers or agents pursuant to or under any Applicable Laws, unemployment insurance, income tax, employer health tax, employment standards, labor relations, occupational health and safety, human rights, workers’ compensation and pay equity.  Seller have no obligation to re-instate any Employees in connection with the Wafer Business.

(e)           To the extent that any obligations might arise under WARN or under any similar provision of any United States federal, state, regional, non-United States or local law, rule or regulation as a consequence of the Transactions, Seller shall be responsible for therefor to the extent arising as a result of any employment losses to Employees of Seller occurring prior to the Closing Date.

(f)           Seller shall reasonably cooperate, to the extent permitted by law, with the Purchaser’s attempt to obtain information relating to the Transferred Employees, including making available to Purchaser Service Providers’ personnel files and performance evaluations.  Any such information of the Transferred Employees shall be an Core Acquired Asset.

8.8         Subsequent Actions.  If at any time after the Closing Date, Purchaser or Seller consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Core Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Seller shall at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

8.9         Publicity.  Prior to the Closing and without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions and upon 24 hours advance notice of such public announcement or press release, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the Securities Exchange Commission or any stock exchange on which Purchaser lists securities, provided, that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.10       Tax Matters.

(a)           The Purchaser and the Seller agree that the Purchase Price is exclusive of any Transfer Taxes.  Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions.

(b)           In the event that Seller elects to file a plan of reorganization or liquidation in conjunction with the Transactions, Purchaser and Seller covenant and agree that they will use their commercially reasonable efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Core Acquired Assets from Seller to Purchaser from any and all Transfer Taxes.  To the extent the Transactions or any portion of the Transactions are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Purchaser shall be responsible for and shall pay all Transfer Taxes promptly when due.  Purchaser and Seller shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under Applicable Law.

(c)           Purchaser and Seller agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Core Acquired Assets or the Wafer Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Seller shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.10(c).  Purchaser and Seller shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Core Acquired Assets or the Wafer Business for any taxable period for which the other party may have liability under this Agreement.  Purchaser and Seller shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d)           Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Core Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date; provided, however, that Seller shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby.  All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser.  The amount of all such prorations shall be settled and paid on the Closing Date.  If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period.  The apportioned obligations under this Section 8.10(d) shall be shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 8.10(a).

8.11       Rejection of Designated Contracts.  Seller shall not reject any Designated Contracts pursuant to the Bankruptcy Case without the prior written consent of Purchaser.

8.12       Books and Records.  At or promptly after the Closing, Seller shall deliver to Purchaser all books and records pertaining to the Core Acquired Assets that are in Seller’s possession or control; provided, however, that Seller shall be entitled to make and retain a copy of any and all books and records delivered to Purchaser.

ARTICLE IX

CONDITIONS

9.1         Conditions Precedent to Performance by Seller and Purchaser.  The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)         Bankruptcy Matters.

(i)           The Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to Seller and Purchaser in each party’s reasonable discretion.  The Sale Order shall declare the Purchaser as the Prevailing Bidder and the Sale Order shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(ii)           The Bankruptcy Court shall not have entered an order (x) appointing a trustee or an examiner with expanded powers, or (y) dismissing Seller’s Bankruptcy Case or converting Seller’s Bankruptcy Case to a case under chapter 7 of the Bankruptcy Code.

(b)         Regulatory Approvals.  If applicable, any other Regulatory Approvals have been obtained.

(c)         No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order be in effect.  No Action shall be pending before any Governmental Entity or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

9.2         Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date, of the following conditions:

(a)         Material Adverse Effect.  Since the Execution Date, there shall not have occurred and be continuing any Material Adverse Effect.

(b)         Seller’s Representations and Warranties.  The representations and warranties made by Seller in Article V shall be true and correct in all respects as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Material Adverse Effect (except for representations and warranties which are qualified by “material” or “Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(c)         Seller’s Performance of Covenants.  Seller shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Seller to be performed or complied with by them under this Agreement.

(d)         Certificate of Seller’s Officers.  Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraph (a) through (c) above.

(e)         Consents, Approvals and Permits.

(i)           All consents and approvals of any Person (other than a Governmental Entity) set forth in Section 9.2(e) of the Disclosure Letter shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court, if applicable.  A copy of each such consent or approval referred to in this Section 9.2(e) shall have been provided to Purchaser at or prior to the Closing.

(ii)           All Permits necessary for the operation of the Wafer Business included in the Core Acquired Assets will be Transferred to Purchaser or have been obtained by Purchaser except where the failure to Transfer or obtain would not constitute a Material Adverse Effect.

(f)         Bill of Sale; Conveyance Documents.  Seller shall have duly executed and delivered to Purchaser the documents set forth in Section 4.2.

(g)         HSTIC Waiver.  Only to the extent the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts are included in the Core Acquired Assets, but subject to Section 9.4, HSTIC shall have waived its rights under the Evergreen (Wuhan) Contracts to cause Seller to purchase the shares of capital stock held by HSTIC as a result of the commencement of the Bankruptcy Case and the consummation of the Transactions.

The foregoing conditions in this Section 9.2 are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

9.3         Conditions to Obligations of Seller.  The obligations of Seller to consummate the Closing shall be subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties.  All representations and warranties made by Purchaser in Article VI of this Agreement shall be true and correct in all respects on and as of the Closing Date as if again made by Purchaser on and as of such date (or, if made as of a specific date, at and as of such date) except to the extent such failures to be true and correct do not individually or in the aggregate constitute a Purchaser Material Adverse Effect (except for such representations and warranties which are qualified by “material” or “Purchaser Material Adverse Effect”, which such representations and warranties shall be true and correct in all respects).

(b)           Consents, Approvals and Permits.  All consents and approvals of any Person other than a Governmental Entity set forth in Section 9.3(b) of the Disclosure Letter, shall have been obtained, except to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court.  A copy of each such consent or approval shall have been provided to Purchaser at or prior to the Closing.

(c)           Performance of the Obligations of Purchaser.  Purchaser shall have performed in all material respects all material obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Seller shall have received a certificate dated as of the Closing Date and signed by the President or a Vice President of Purchaser to that effect.

(d)           Purchaser’s Deliveries.  Purchaser shall have delivered, and Seller shall have received, all of the items set forth in Section 4.3 of this Agreement.

(e)           Secretary’s Certificate.  Purchaser shall have delivered to Seller a duly executed certificate by the Secretary or managing member of Purchaser, certifying as to Purchaser’s Organizational Documents and certificate of good standing, resolutions electing the directors to the board of directors of Purchaser and other customary matters.

(f)           Formation of Purchaser’s Designee.  In accordance with Section 2.8(b) of this Agreement, Purchaser shall have incorporated Purchaser’s Designee to acquire the Core Acquired Assets.

The foregoing conditions in this Section 9.3 are for the sole benefit of Seller and may be waived by Seller, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

9.4         Evergreen (Wuhan).  Notwithstanding anything herein to the contrary, to the extent that all closing conditions herein have been met but the consent of HSTIC has not been obtained in accordance with Section 9.2(g), then at the option of Seller, the Closing of all Core Acquired Assets, other than the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts, shall be consummated, without any adjustment to the Purchase Price.  Thereafter, Purchaser and Seller shall consummate the purchase of the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts if the closing conditions relating to the shares of capital stock of Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts have been waived or satisfied in accordance with this Agreement.

ARTICLE X

TERMINATION

10.1       Termination.  This Agreement may be terminated or abandoned in its entirety at any time prior to the Closing Date as follows:

(a)         By the mutual written consent of Purchaser and Seller;

(b)         By either Purchaser or Seller upon written notice given to the other, if the Bankruptcy Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c)         By Seller upon written notice given to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.3 and (ii) cannot be cured within ten Business Days after Seller provides written notice to Purchaser of such breach;

(d)         By Purchaser upon written notice given to Seller:

(i)           if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.2 and (ii) cannot be cured within ten Business Days after Purchaser provides written notice to Seller of such breach; or

(ii)           if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided, that Purchaser shall have the right to designate any later date for this purpose in its sole discretion.

(e)         By Purchaser upon written notice to Seller if, at the conclusion of the Sale Hearing, Purchaser is not determined by the Bankruptcy Court to be the Prevailing Bidder with respect to the Core Acquired Assets.

(f)           By Seller upon written notice to Purchaser if the Closing has not occurred on or prior to December 15, 2011 as a result of an action for injunction pending before a court of competent jurisdiction under Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007.

Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

10.2       Effect of Termination.  If this Agreement is terminated by either party in accordance with and pursuant to Section 10.1, then, except as otherwise provided in Section10.3, all rights and obligations of the parties under this Agreement shall terminate; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

10.3       Payment of Deposit Following Termination.

(a)           If this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b), 10.1(d), 10.1(e) or 10.1(f), within two Business Days following such termination Seller will execute a joint written instruction with Purchaser instructing the Escrow Agent to return the Deposit (and all interest accrued thereon) to Purchaser.

(b)           If this Agreement is terminated pursuant to Section 10.1(c), within two Business Days following such termination Purchaser will execute a joint written instruction with Seller instructing the Escrow Agent to pay the Deposit (and all interest accrued thereon) to Seller.

(c)           The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and without these agreements neither Seller nor Purchaser would enter into this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1       Survival of Covenants, Representations and Warranties.  The representations and warranties set forth in Article V and Article VI shall not survive the Closing Date; provided, however, that all covenants and agreements in this Agreement shall survive the Closing Date and remain in full force and effect indefinitely, unless otherwise specified therein.

11.2       Disclosure Schedule Supplements.  From time to time prior to the Closing, Seller shall supplement or amend the Disclosure Letter respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.  The Disclosure Letter shall be deemed amended by all such supplements and amendments for all purposes (except for purposes of determining whether the conditions set forth in Section 9.2(d) of the Agreement have been satisfied), unless within ten days from the receipt of such supplement or amendment Purchaser provides notice in good faith that the facts described in such supplement or amendment would reasonably be expected to have a Material Adverse Effect on the Core Acquired Assets.

11.3       Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

11.4       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses:

If to Seller:	Evergreen Solar, Inc.
138 Bartlett Ave.
Marlborough, Massachusetts 01752
Attn: Chief Executive Officer
Telephone:
Facsimile:

with a copy to:	Ronald J. Silverman, Esq.
Bingham McCutchen, LLP
399 Park Avenue
New York, New York 10022-4689
Telephone: 212.705.7000
Facsimile: 212.752.5378

and to:	Laura Davis Jones, Esq.
Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, DE 19899-8705 (courier 19801)
Telephone: 302.778.6401
Facsimile: 302.652.4400

If to Purchaser:	Max Era Properties Limited
21/F., Soundwill Plaza
38 Russell Street
Causeway Bay, Hong Kong
Attn: Thomas Cheung
Telephone: +852 21 51 8833
Facsimile: +852 21 51 8877

with a copy to:	Xiao Ling, Esq.
Dacheng Law Offices, LLP
2 Wall Street
Floor 21
New York, New York 10005
Telephone: 212.380.8388
Facsimile: 212.810.1995

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.4.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery or telecopy, or (ii) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (iii) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt.  The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 11.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.5           Counterparts.  This Agreement may be executed by facsimile or PDF signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

11.6           Mutual Drafting.  This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

11.7           Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto, the Ancillary Agreements, and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights, obligations or remedies hereunder; provided, further, that Affiliates and representatives of each party are express third-party beneficiaries of Section 11.15 and this Section 11.7.

11.8           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.9           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

11.10         Exclusive Jurisdiction.  All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 (provided, that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

11.11     Remedies.  Neither the exercise of, nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Seller or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

11.12     Specific Performance.

(a)           Purchaser acknowledges and agrees that any breach of the terms of this Agreement by Purchaser would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly agrees that, in addition to any other remedies, Seller shall be entitled to enforce the terms of this Agreement, including, for the avoidance of doubt, Purchaser’s obligation to fund the Purchase Price, by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.

(b)           Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event Seller seek an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement, they shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)           Nothing in this Section 11.12 shall limit the rights of Purchaser to seek or obtain enforcement of the Bidding Procedures Order or the Sale Order after the entry of such orders or of this Agreement.

11.13     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party; provided, that no such prior written consent shall be required for (a) an assignment by the Purchaser to any of its Affiliates, so long as the Purchaser remains liable hereunder, (b) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any lender to the Purchaser for purposes of collateral security, or (c) an assignment by the Purchaser of its rights and interests hereunder after the Closing to any purchaser of all or any portion of its assets or businesses.  Subject to the first sentence of this Section 11.13, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.14     Headings.  The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.15     No Consequential or Punitive Damages.  WITHOUT LIMITING ANY RIGHTS OF ANY PARTY TO RECEIVE PAYMENT OF THE DEPOSIT IN ACCORDANCE WITH SECTION 10.3, NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

11.16     Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Actions” means all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights, warranty claims, offsets and other claims of Seller against Third Parties.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, together with the Exhibits hereto and the exhibits and schedules thereto and the Disclosure Letter.

“Allocation Statement” has the meaning set forth in Section 3.2.

“Ancillary Agreements” means the Conveyance Documents, Sale Order, the Escrow Agreement, the Gemini Escrow Agreement and, in the case of each of the foregoing, all exhibits and appendices thereto.

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which the Wafer Business, any Core Acquired Asset, or Seller, is subject.

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“ATP” means the Advanced Technology Program, 15 U.S.C. ‘ 278n (as of Aug. 8, 2007), and 15 C.F.R. Part 295 (as of Aug. 8, 2007), administered by the National Institute of Standards and Technology.

“ATP Rights” means the rights of the U.S. Government arising under the terms of any ATP award.

“Bankruptcy Case” has the meaning set forth in Recital A.

“Bankruptcy Code” has the meaning set forth in Recital A.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Benefit Plans” has the meaning set forth in Section 5.14(e).

“Bidding Procedures Order” means an order of the Bankruptcy Court dated September 9, 2011, as amended or modified from time to time: (a) authorizing Seller’s entry into the Stalking Horse APA; (b) authorizing and approving the bidding procedures and transaction expense reimbursement; (c) approving the notice procedures and the assumption and assignment procedures; and (d) setting a date for the sale hearing.

“Bill of Sale” means the bill of sale substantially in the form attached as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six months from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Deposit” has the meaning set forth in Section 3.1(a).

“Closing” means the consummation of all transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement executed between the Seller and the Purchaser on or before the date of this Agreement.

“Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Contract & Cure Schedule” has the meaning set forth in Section 2.5(a).

“Conveyance Documents” means (a) the Bill of Sale; (b) the Intellectual Property Instruments; (c) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Core Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (d) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as, in the reasonable opinion of Purchaser’s counsel, are necessary or appropriate to vest in Purchaser good and marketable title to any Core Acquired Assets, subject to Permitted Liens.

“Copyrights” means any non-United States or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights, all content and information contained on any website, “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works.”

“Core Acquired Assets” has the meaning set forth in Section 2.1.

“CPEH Ordinary Shares” has the meaning set forth in Section 3.1(a).

“Cure Costs” means the amounts that must be paid, if any, in connection with the assumption and assignment of each Designated Contract pursuant to section 365(b)(1)(A) and section 365(b)(1)(B) of the Bankruptcy Code.

“Deposit” has the meaning set forth in Section 3.1(a).

“Designated Contracts” means all Contracts set forth on the final Contract & Cure Schedule.

“Designation Deadline” means three Business Days prior to the Closing Date.

“Devens Assets” has the meaning set forth in the Stalking Horse APA.

“Disclosure Letter” means the disclosure letter of even date herewith prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, as updated from time to time to the extent permitted herein.

“DOE” means the United States Department of Energy, including its employees, agents, representatives and instrumentalities.

“DOE Funded Evergreen Patents” means all of the Patents (whether or not abandoned or expired) included in Items 18, 19, 20, 22, 23, 24, 25 and 26 of Section 5.8(a) of the Disclosure Letter.

“Easements” has the meaning set forth in Section 5.4(b).

“Employee” means any employee of the Seller as of the Closing Date.

“Environmental Claim” shall mean all Liabilities, including those for investigatory, remedial, or corrective actions, imposed, incurred or arising from or under any Environmental Law or resulting from the presence of any Hazardous Material.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance or promulgated rule, regulation, code or directive, any duties imposed under common law, any judicial or administrative decree, order or judgment (whether or not by consent), any request or demand from a Governmental Entity which request or demand is currently uncontested by Seller, or any provision or condition of any permit, license or other operating authorization relating to (i) the protection of the environment or human, worker or public health and welfare, or the protection of the health and safety of any workers, employees, and the public or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or actual or potential release, discharge or emission of any Hazardous Material, including but not limited to the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the River and Harbor Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Federal Mine Safety and Health Act, the Occupational Safety and Health Act, and any state or local law, ordinance, rule, regulation, code or directive regulating the same or similar matters.

“Environmental Permits” shall mean any and all Permits issued in accordance with or pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.14(g).

“Escrow Agent” has the meaning set forth in Section 3.1(a).

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Evergreen (Hong Kong)” means Evergreen Solar (HK) China Limited, a limited company organized under the laws of Hong Kong.

“Evergreen (Wuhan)” means Evergreen Solar (China) Co., Ltd., a company with limited liability organized under the laws of the Peoples Republic of China.

“Evergreen (Wuhan) Contracts” means the following Contracts between Seller and HSTIC with respect to Evergreen (Wuhan): (i) the Increase Registered Capital and Enlarge Shares Agreement, dated as of July 24, 2009, as amended, on Evergreen (Wuhan); (ii) Joint Venture Agreement, dated as of July 2009, as amended, on Evergreen (Wuhan); and (iii) the Equity Transfer Agreement, dated as of July 24, 2009, as amended, and the other agreements contemplated thereby or with respect thereto between or among HSTIC, Seller and Evergreen (Wuhan).

“Execution Date” has the meaning set forth in the preamble hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiaries” means, collectively, Evergreen (Hong Kong) and Evergreen (Wuhan).

“Furnished Reports” has the meaning set forth in Section 5.3(a).

“GAAP” has the meaning set forth in Section 5.3(b).

“Gemini Counsel” has the meaning set forth in Section 4.4(b).

“Gemini Escrow Agent” has the meaning set forth in Section 4.4(a).

“Gemini Escrow Agreement” has the meaning set forth in Section 4.4(a).

“Gemini Escrow Amount” has the meaning set forth in Section 4.4(a).

“Gemini Method Patents” means all of the Patents (whether or not abandoned or expired) included in Items 8, 12 and 14 of Section 5.8(a) of the Disclosure Letter.

“Government-Reserved Rights” means the rights retained by the United States Government arising under the terms and conditions of the applicable funding agreements and the Bayh-Dole Act (35 U.S.C. Sections 200-212, Pub. L. 96-517, as amended) and related regulations (37 C.F.R. Part 401), including without limitation all those rights set forth in sections 202(c)(4), 203 and 204 of the Bayh-Dole Act, with respect to any invention conceived of or first actually reduced to practice under any of the funding agreements.

“Governmental Entity” means any foreign, national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States or other such entity anywhere in the world.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“HSTIC” means Hubei Science and Technology Investment Co., Ltd., a company with limited liability organized under the laws of the Peoples Republic of China.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Instrument of Assumption” means the instrument of assumption substantially in the form attached as Exhibit C.

“Intellectual Property” means Trademarks; Patents; Copyrights; Software; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data, and applications or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; database rights; Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; all rights under agreements relating to the foregoing; all books and records pertaining to the foregoing, and claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; in each case used in or necessary for the conduct of Seller’s Wafer Business as currently conducted or contemplated to be conducted.

“Intellectual Property Instruments” instruments of Transfer, in form suitable for recording in the appropriate office or bureau, effecting the Transfer of the Copyrights, Trademarks and Patents owned or held by Seller.

“Inventory” means all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Seller.

“IRS” means the United States Internal Revenue Service.

“Knowledge” as applied to Seller, means a person listed on Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact; and “knowledge” as applied to Purchaser, means any officer of Purchaser or any other person listed in Section 11.16 of the Disclosure Letter hereto is actually aware of a particular fact.

“Leased Real Property” has the meaning set forth in Section 5.4(a).

“LBIE Assets” has the meaning set forth in the Stalking Horse APA.

“Liabilities” means all Indebtedness, Claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Case) of or against Seller, its Subsidiaries or any of the Core Acquired Assets.

“License Agreements” has the meaning set forth in Section 5.8(b).

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of Delaware or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have (i) a material adverse effect on the value of the Core Acquired Assets taken as a whole or (ii) a material adverse effect on the prospects of the Wafer Business or (iii) a material adverse effect on the ability of Seller to consummate the Transactions; provided, that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (B) changes in the industry in which Seller operates and that do not specifically relate to, or have a disproportionate effect on, the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (C) changes in Applicable Law or interpretations thereof by any Governmental Entity that do not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism that does not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (E) changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions (including any lawsuit related thereto), and the impact on relationships with suppliers, customers, employees or others, as a result of this Agreement and/or the Transactions, (F) any changes in accounting regulations or principles that does not have a disproportionate effect on the Wafer Business (relative to the effect on other Persons operating in the same industry as Seller), (G) any change in the market price or trading volumes of securities of Seller (it being understood for the purposes of this subclause (G) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (A) through (F) may be taken into account in determining whether or not there has been a Material Adverse Effect), (H) any changes resulting from actions of Seller expressly agreed to or requested in writing by Purchaser or as a result of initiating the Bankruptcy Case and any action taken by the Bankruptcy Court and (I) any reductions in force or layoffs of any or all employees of Seller.

“Midland Facility” means the real property located at 2820 Schuette Road, Midland, Michigan and the plant manufacturing String Ribbon and other improvements located thereon owned by Seller.

“National Security Law” has the meaning set forth in Section 8.4(b).

“NIST Funded Evergreen Patents” means all of the Patents (whether or not abandoned or expired) included in Items 7, 9, 10, 11, 15 and 17 of Section 5.8(a) of the Disclosure Letter.

“Non-Core Assets” has the meaning set forth in the Stalking Horse APA.

“Organizational Documents” means with respect to any Person, its certificate of incorporation, formation or organization (or comparable) document, its by-laws, partnership agreement or any certificate of formation, limited liability company agreement or operating agreement, or any other similar organizational instrument or document governing such Person or applicable to ownership.

“Owned Intellectual Property” has the meaning set forth in Section 5.8(d).

“Owned Real Property” has the meaning set forth in Section 5.4(a).

“Patents” means all patents, patent applications and non-United States counterparts thereof, and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing).

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Permitted Liens” means (i) Liens for utilities and current Taxes not yet due and payable or the amount or validity of which is being contested in good faith or that are due but may not be paid as a result of the commencement of the Bankruptcy Case; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Core Acquired Assets which do not, individually or in the aggregate, adversely affect in any material respect the operation of the Wafer Business and, in the case of the Leased Real Property, which do not, individually or in the aggregate, adversely affect in any material respect the use or occupancy of such Leased Real Property as it relates to the operation of the Wafer Business or materially detract from the value of the leased Real Property, (iii) zoning laws, building codes, land use restrictions and other similar restrictions imposed by Applicable Law (but not restrictions arising from a violation by Seller of any such Applicable Law), (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Bankruptcy Case and that do not result from a breach, default or violation by Seller of any Contract or Applicable Law, (v) such other title exceptions or imperfections of title as Purchaser may approve in writing in its sole discretion or which do not, individually or in the aggregate, adversely affect the operation of the Wafer Business, (vi) any Liabilities created by this Agreement or any of the Ancillary Agreements, and (vii) the Real Property Leases and any memoranda or notices thereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Prevailing Bidder” has the meaning set forth in the Bidding Procedures Order.

“Products” has the meaning set forth in Section 5.11(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser or on Purchaser’s ability to consummate the Transactions or delay the same in any material respect.

“Purchaser’s Designee” has the meaning set forth in Recital B.

“Real Property” has the meaning set forth in Section 5.4(c).

“Real Property Leases” means the real property leases to which Seller is a party as described in Section 5.4(b).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as required and as set out in Section 5.7 of the Disclosure Letter.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.3(a).

“Sale Hearing” has the meaning set forth in the Bidding Procedures Order.

“Sale Order” means an order of the Bankruptcy Court approving the Agreement and consummation of the Transactions under sections 105, 363 and 365 of the Bankruptcy Code.

“SEC Documents” has the meaning set forth in Section 5.3(a).

“Second-Highest Bidder” has the meaning set forth in the Bidding Procedures Order.

 “Securities Deposit” has the meaning set forth in Section 3.1(a).

“Seller” each has the meaning set forth in the preamble hereof.

“Seller Permits” has the meaning set forth in Section 5.12(b).

“Service Provider” has the meaning set forth in Section 5.14(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stalking Horse APA” has the meaning set forth in Recital A.

“Straddle Period Property Tax” has the meaning set forth in Section 8.10(d).

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“Trademarks” means any trademarks, service marks, trade names, corporate names, Internet domain names, designs, trade dress, product configurations, logos, slogans, and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof, all goodwill, registrations and applications in any jurisdiction pertaining to the foregoing.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” shall have a corollary meaning.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Seller or Purchaser.

“Transferred Employee” has the meaning set forth in Section 8.7(a).

“U.S. Government” means the Federal government of the United States.

“Wafer Business” means Seller’s proposed business based on industry standard sized String Ribbon™ wafers for the photovoltaic solar industry, including completing the commercialization of the applicable technology to enable a commercialization plan (which may be in one or more forms such as licensing or manufacturing) that better positions the business enterprise for significant new financings or sales.

“Wafer Contracts” means those Contracts set forth on Section 5.9(a) of the Disclosure Letter.

“Wafer Excluded Assets” means (i) any Wafer Contracts that are not Designated Contracts pursuant to Section 2.5, (ii) at Purchaser’s election, which must be delivered in writing to Seller prior to the Designation Deadline any of (x) Seller’s right, title and interest in and to the Midland Facility, (y) the shares of capital stock held by Seller in Evergreen (Wuhan) and the Evergreen (Wuhan) Contracts, collectively, and (z) the shares of capital stock of Evergreen (Hong Kong) and, to the extent so excluded, all Contracts primarily related to any of the foregoing or their assets and properties; and (iii) the Gemini Method Patents, subject to Section 2.8(a) of this Agreement.

“Wafer Real Property” means (i) that certain parcel of real property consisting of approximately 11,185 square feet of office space located at 138 Bartlett Street, Marlborough, Massachusetts that is subject to the Lease for 120 Bartlett Street, Marlborough, Massachusetts, dated as of January 26, 2006, as amended, (ii) those certain plots, pieces and parcels of land located at 257 Cedar Hill Road, Marlborough, Massachusetts that is subject to the Lease for 127 Cedar Hill Road, dated as of January 15, 2006, as amended, and (iii) the Midland Facility.

“Wafer Tangible Assets” means (i) the shares of capital stock of Evergreen (Hong Kong), (ii) the shares of capital stock of Evergreen Wuhan owned by Seller, (iv) all tangible assets necessary for the development and pursuit of Wafer Business, including the tangible personal property of the Seller located at (x) 138 Bartlett Street, Marlborough, Massachusetts, (y) 257 Cedar Hill Road, Marlborough, Massachusetts and (z) the Midland Facility, including all manufacturing, laboratory, and test equipment, all furniture, vehicles, solar demonstration equipment, office equipment, cafeteria equipment, tables, and other equipment or tangible personal property of any kind.

“WARN” has the meaning set forth in Section 8.7(d).

11.17     Bulk Transfer Notices.  Seller and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

11.18     Interpretation.

(a)           When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)           References to $ are to United States Dollars.

(h)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

EVERGREEN SOLAR, INC.

By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

PURCHASER:

MAX ERA PROPERTIES LIMITED

By:	/s/ Thomas Cheung
	Name:	Thomas Cheung
	Title:	Sole Director

[Signature Pages to Purchase Agreement]

Exhibit A

Escrow Agreement

Execution Version

ESCROW AGREEMENT
(Core Assets)

This ESCROW AGREEMENT (this “Agreement”) is dated as of the 10th day of November, 2011, by and among Evergreen Solar, Inc. (“Seller), Max Era Properties Ltd., (“Purchaser”), and Bingham McCutchen LLP, as escrow agent (the “Escrow Agent”).  Seller and Purchaser are sometimes referred to herein, collectively, as the “Interested Parties.”

A.            Purchaser and Seller intend to enter (or have entered) into an Asset Purchase Agreement (Core Assets), whereby Purchaser would agree (or has agreed) to purchase from Seller and Seller would agree (or has agreed) to sell to Purchaser certain assets referred to therein as the Core Acquired Assets (the “Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement).

B.             In connection with the purchase of the Core Acquired Assets, Purchaser has agreed to deposit with the Escrow Agent $500,000 in cash and 1,000,000 Ordinary Shares of China Private Equity Investment Holdings Ltd., a British Virgin Islands limited liability company, representing approximately ten percent (10%) of Purchaser’s proposed Purchase Price (the “Escrow Funds and Securities”).  To facilitate the sale of the Core Acquired Assets, the Escrow Agent has agreed to hold the Escrow Funds and Securities in escrow pending the closing of the sale of the Core Acquired Assets and Purchaser’s payment to Seller of the remainder of the Purchase Price therefor.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Deposit into Escrow Funds and Securities.  Following the execution of this Agreement, and in accordance with the instructions attached hereto as Schedule I, or otherwise instructed by the Escrow Agent or Seller, Purchaser shall deliver the Escrow Funds and Securities to the Escrow Agent in immediately available funds and securities.  The Escrow Agent will hold the Escrow Funds and Securities in an Interest on Lawyers Trust Account (IOLTA) (the “Escrow Account”) in accordance with the terms of this Agreement and shall not be required to deposit or invest the Escrow Funds and Securities in any money market or other account bearing interest for the benefit of the Interested Parties.

2.              Releases from Escrow.

(a)         Release at Closing.  At the Closing of the sale of the Core Acquired Assets to Purchaser, following receipt by the Escrow Agent of joint written instructions from Purchaser and Seller confirming that the conditions to the release of the Escrow Funds and Securities have been satisfied, the Escrow Agent shall release the Escrow Funds and Securities at the Closing to one or more accounts designated by Seller in writing.

(b)         Release upon Termination of Purchase Agreement.

(i)           If the Purchase Agreement is terminated in accordance with Sections 10.1(a), 10.1(b), 10.1(d), 10.1(e) or 10.1(f), following receipt by the Escrow Agent of joint written instructions from Purchaser and Seller, the Escrow Agent shall release the Escrow Funds and Securities to one or more accounts designated by Purchaser in writing.

(ii)           If the Purchase Agreement is terminated in accordance with Sections 10.1(c), following receipt by the Escrow Agent of joint written instructions from Purchaser and Seller, the Escrow Agent shall release the Escrow Funds and Securities to one or more accounts designated by Seller in writing.

(c)         Release upon Default.

(i)           The Escrow Agent shall release the Escrow Funds and Securities to one or more accounts designated by Seller not earlier than 15 Business Days following receipt by Escrow Agent of an instruction letter from Seller, with a copy sent to Purchaser, (i) stating that Purchaser has defaulted in the performance of its obligations under the Purchase Agreement and (ii) specifying the section of the Purchase Agreement that entitles Seller to retain the Escrow Funds and Securities; provided, that Purchaser has not given written notice of objection in accordance with Section 3 hereto.

(ii)           The Escrow Agent shall release the Escrow Funds and Securities to one or more accounts designated by Purchaser not earlier than 15 Business Days following receipt by Escrow Agent of an instruction letter from Purchaser, with a copy sent to Seller, (i) stating that Seller has defaulted in the performance of its obligations under the Purchase Agreement and (ii) specifying the section of the Purchase Agreement that entitles Purchaser to the return of the Escrow Funds and Securities; provided, that Seller has not given written notice of objection in accordance with Section 3 hereto.

(d)         Other Releases.

(i)           The Escrow Funds and Securities shall be returned to Purchaser if Purchaser is not selected by Seller as the Prevailing Bidder no later than five Business Days following the substantial consummation of the sale of the Core Acquired Assets to the Prevailing Bidder or the Second-Highest Bidder (if such bidder is deemed the Prevailing Bidder).

(ii)           In any other case, the Escrow Funds and Securities shall be delivered as directed by joint written instructions of Seller and Purchaser to the Escrow Agent.

(e)         Terms of Release.  All Escrow Funds and Securities shall be released by wire transfer of same day funds and by transfer of securities in the same day pursuant to written instructions from the applicable Interested Party within five Business Days such instructions are required to be followed hereunder.  In no event will the Escrow Agent be required to release Escrow Funds and Securities absent receipt of written instructions.  Following release of all Escrow Funds and Securities held pursuant to this Agreement, this Agreement shall terminate and be of no further force or effect except as otherwise provided hereby.

3.              Objections.

(a)         Within 15 Business Days after receipt by Seller or Purchaser of a written instruction pursuant to Section 2(c)(i) or Section 2(c)(ii) above, as applicable, such Interested Party may deliver to the other Interested Party and the Escrow Agent a written objection to all or any part of such written instruction (an “Objection”).  The Objection shall set forth in reasonable detail the basis of the Interested Party’s objection to the written instruction and the amount in dispute.

(b)         If an Interested Party fails to deliver an Objection to other Interested Party and the Escrow Agent by 11:59 p.m. Eastern Time on the 15th Business Day following the receipt by such Interested Party of a written instruction with respect to the release of the Escrow Funds and Securities, the Escrow Agent shall transfer to the Interested Party the Escrow Funds and Securities as described in the written instruction pursuant to Section 2(c)(i) or Section 2(c)(ii) above, as applicable.

(c)         If an Interested Party properly delivers a timely Objection with respect to the Escrow Funds and Securities, the Escrow Agent shall not disburse, and shall continue to hold the Escrow Funds and Securities, pending receipt of either (i) payment instructions signed by both the Purchaser and the Seller, specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such written instructions, or (ii) a notice from either Seller or Purchaser stating that either (A) such written instruction has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered and is final and non-appealable or (B) such written instruction has been submitted to a panel of arbitrators with proper jurisdiction and that a final nonappealable award with respect to such arbitration has been rendered (in each case, a “Judgment Notice”), which Judgment Notice is accompanied by a copy of a final, nonappealable order of such court or such arbitration panel, as applicable (each an “Order”), pursuant to which such court or arbitration panel has determined which Interested Party is entitled to the Escrow Funds and Securities, or whether the Escrow Funds and Securities shall remain in the Escrow Account.  Upon receipt of a joint instruction letter pursuant to this Section 3(c) or a Judgment Notice accompanied by a copy of the underlying Order, as applicable, the Escrow Agent shall thereafter act in accordance therewith.  A copy of the Judgment Notice and underlying Order shall be delivered to each party to this Agreement at the same time as it is delivered to the Escrow Agent.  The Escrow Agent shall be entitled to rely upon any such joint written instructions and a Judgment Notice or Order that it receives from an Interested Party without any duty to inquire whether such Judgment Notice or Order complies with the requirements of this Section 3(c).

4.              Concerning the Escrow Agent.

(a)          Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for the performance of any Interested Party’s obligations under the Purchase Agreement or any of the other agreements referred to or described herein, or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense (other than ordinary course expenses customarily incurred and borne in its capacity as the Escrow Agent) or liability unless it shall have been furnished with acceptable indemnification, (iv) may conclusively rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b)         The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for (i) indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action or (ii) any investment return or performance of the Escrow Account or any liability for loss of the Escrow Fund.

(c)         The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct.

(d)         Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Funds and Securities (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of any applicable time period specified herein (or both, as applicable under the terms of this Agreement), as the case may be.

(e)         Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof shall be in U.S. dollars.

(f)          Purchaser acknowledges and agrees that the Escrow Agent has acted and will continue to act as counsel to Seller and is not and has not acted as counsel to Purchaser in any matter, and that nothing in this Escrow Agreement is intended or should be read as to create an attorney-client relationship with Purchaser.  Further, no communication between Purchaser and the Escrow Agent shall be deemed to be privileged communication in any respect.  Purchaser agrees that it may not rely upon the Escrow Agent’s actions and/or role under this Agreement, or use such actions and/or role to serve as a basis for, disqualifying Escrow Agent from acting as legal counsel for Seller on matters related or unrelated to the transactions contemplated hereby.

5.              Indemnification.  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its Affiliates (and their respective partners, directors, officers and employees) and hold it (and such partners, directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

6.              Tax Indemnification.  Each of the Interested Parties agrees, jointly and severally, to (a) assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds and Securities or performance of other activities under this Agreement, (b) instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement, and (c) indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Funds and Securities, the escrow arrangements established hereby, any payment or distribution of or from the Escrow Funds and Securities pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

7.              Resignation.  The Escrow Agent may at any time resign as escrow agent hereunder by giving 30 days’ prior written notice of resignation to the Interested Parties.  Prior to the effective date of the resignation as specified in such notice, the Interested Parties will issue to the Escrow Agent a joint written instruction authorizing redelivery of the Escrow Funds and Securities to a party that is mutually acceptable to the Interested Parties to act as a successor escrow agent.  If no successor escrow agent is named jointly by the Interested Parties, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

8.              Dispute Resolution.  It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Funds and Securities, or should any claim be made upon the Escrow Agent or the Escrow Funds and Securities by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrow Funds and Securities until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Funds and Securities.

9.              Consent to Jurisdiction and Service.  Each of the parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal or State court located in Boston, Massachusetts with any actions or proceedings brought against the parties (or any of them) arising out of or relating to this Escrow Agreement.  In any such action or proceeding, each of the parties hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 11 hereof.

10.            Waiver of Jury Trial.  THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

11.            Notices; Wiring Instructions.

(a)               Notice Addresses.  All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed:  (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three Business Days after mailing.  Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:

Evergreen Solar, Inc.
138 Bartlett Ave.
Marlborough, Massachusetts 01752
Attention: Christian M. Ehrbar
Fax: 508-229-0747

If to Purchaser:

Max Era Properties Ltd.
21/F., Soundwill Plaza
38 Russell Street
Causeway Bay, Hong Kong
Attention: Thomas Cheung
Fax: +852 21518877

with a copy to:

Dacheng Law Offices LLP
2 Wall Street
Floor 21
New York, New York 10005
Attention: Xiao Ling
Fax: 212-810-1995

If to the Escrow Agent:
Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention: J. Q. Newton Davis
Fax: 617-951-8736

(b)               Wiring Instructions. Any funds to be deposited into the Escrow Account shall be sent by wire transfer pursuant to the instructions set forth on Schedule I(a).

(c)               Transfer Instructions. Any securities to be deposited into the Escrow Account shall be transferred pursuant to the instructions set forth on Schedule I(b).

12.            Miscellaneous.

(a)               Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and permitted assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b)              Modifications. This Agreement may not be altered or modified without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail communication.

(c)               Governing Law. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

(d)               No Third Party Beneficiary. The parties hereto agree that only the Interested Parties and Escrow Agent will benefit from, and are entitled to enforce the provisions of, this Agreement and that no third party beneficiary is intended under this Agreement.

(e)               Reproduction of Documents. This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(f)                Counterparts and Facsimile Execution. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first written above.

EVERGREEN SOLAR, INC.

By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

BINGHAM MCCUTCHEN LLP, as Escrow Agent

By:	/s/ J. Q. Newton Davis
Name: J. Q. Newton Davis
Title: Partner

PURCHASER:

MAX ERA PROPERTIES LIMITED.

By:	/s/ Thomas Cheung
Name: Thomas Cheung
Title: Authorized Officer

Escrow Agreement Purchaser Signature Page

Schedule I

(a) Wiring Instructions

Trust/Retainer Account
Bank of America
100 Federal Street
Boston, MA 02110

Acct: IOLTA #4605304835
Acct Name: Bingham McCutchen LLP MA Escrow
Account
Ref: J. Q. Newton Davis/3393089/0000351677

Domestic Wires:
ABA Routing #026009593

ACH/Book Transfers:
ABA Routing # 011000138

International Wires:
Swift Number - BOFAUS3N

(b) Stock Transfer Instructions

Purchaser shall deliver physical stock certificates to:

Bingham McCutchen LLP
Suites 4901-4904
One Exchange Square
8 Connaught Place
Central Hong Kong
Attention: F. Mark Fucci

Exhibit B

Bill of Sale

BILL OF SALE, dated as of November 18, 2011 (this “Bill of Sale”) is executed and delivered by Evergreen Solar, Inc. (the “Seller”) in favor of Max Era Properties Limited, a Hong Kong limited liability company (Max Era Properties Limited and all affiliates and subsidiaries, collectively, the “Purchaser”), pursuant to the Asset Purchase Agreement, dated as of November 10, 2011, by and among the Purchaser and the Seller (the “Purchase Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, the Purchaser agreed to purchase from the Seller, and the Seller agreed to sell to the Purchaser, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of the Seller’s right, title and interest in and to the Core Acquired Assets.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

Section 1.	Interpretation.

The Seller and the Purchaser each acknowledge and agree that this Bill of Sale is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein.  Notwithstanding anything to the contrary contained herein, nothing contained in this Bill of Sale shall be deemed to grant the Purchaser or the Seller any rights, or to cause the Purchaser or the Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement.  The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Bill of Sale.

Section 2.	Purchase and Sale of Core Acquired Assets.

On the terms and conditions set forth in the Purchase Agreement, the Seller hereby sells, assigns, conveys, transfers and delivers to or causes to be sold, assigned, conveyed, transferred and delivered to the Purchaser, and the Purchaser hereby purchases from the Seller all of the Seller’s right, title and interest in the Core Acquired Assets (other than the Designated Contracts, the Assumed Liabilities and the Real Property), free and clear of all Liens other than the Permitted Liens.  Notwithstanding the previous sentence, Seller does not sell, assign, convey, transfer or deliver to Purchaser any of the Retained Assets.

Section 3.	Governing Law; Jurisdiction.

THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.  All actions and proceedings arising out of or relating to this Bill of Sale, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Purchaser and Seller hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Bill of Sale, then the Purchaser and Seller each (i) agree that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submit to the jurisdiction of such courts in any such action or proceeding, (iii) consent that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 4.	Waiver.

This Bill of Sale can be waived only by written instrument making specific reference to this Bill of Sale signed by the party against whom enforcement of such waiver is sought.  The waiver by the Purchaser or the Seller of a breach of any provision of this Bill of Sale shall not operate or be construed as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 5.	Facsimile Signatures.

Signed PDF copies exchanged via electronic mail or facsimile copies of this Bill of Sale shall legally bind the parties to the same extent as original documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

Signature Page to the Bill of Sale

Exhibit C

Form of Instrument of Assumption

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of November 18, 2011 (this “Agreement”), by and Evergreen Solar, Inc. (the “Seller”), and Max Era Properties Limited, a Hong Kong limited liability company (Max Era Properties Limited and all affiliates and subsidiaries of Max Era Properties Limited, collectively, the “Purchaser”), pursuant to the Asset Purchase Agreement, dated as of November 10, 2011, by and among the Purchaser and the Seller (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, the Purchaser agreed to purchase from the Seller, and the Seller agreed to sell to the Purchaser, upon the terms specified in the Purchase Agreement and pursuant to the Sale Order, all of the Seller’s right, title and interest in and to the Core Acquired Assets and to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Seller hereby agree as follows:

Section 1.	Interpretation.

The parties hereto acknowledge and agree that this Agreement is an “Ancillary Agreement” pursuant to the Purchase Agreement, subject to the terms set forth therein. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to grant the Purchaser or the Seller any rights, or to cause the Purchaser or the Seller to incur any obligations or liabilities, greater than or otherwise in excess of their respective rights, obligations and liabilities set forth in the Purchase Agreement. The Purchase Agreement is incorporated herein by reference, shall continue in full force and effect as though set forth herein at length to the extent provided in the Purchase Agreement, and shall control in the event of any conflict with the terms of this Agreement.

Section 2.	Assignment.

The Seller hereby sells, assigns, conveys, transfers and delivers to or cause to be sold, assigned, conveyed, transferred and delivered to the Purchaser (collectively, the “Assignment”) all of Seller’s legal, beneficial, and other right, title, benefit, privilege, obligation and interest in and to (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 3.	Assumption.

In connection with the purchase and sale of the Core Acquired Assets pursuant to the Purchase Agreement, the Purchaser hereby accepts the Assignment, and assumes and agrees to observe, perform, pay or otherwise discharge when due (a) the Assumed Liabilities in accordance with the terms and conditions of the Purchase Agreement and (b) the Designated Contracts in accordance with the terms and conditions of the Purchase Agreement.

Section 4.	Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.4 of the Purchase Agreement (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 5.	Waiver.

This Agreement can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 6.	Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed PDFs exchanged via electronic mail or facsimile copies of this Agreement shall legally bind the parties to the same extent as original documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment and Assumption Agreement to be executed on its behalf as of the date first above written.

SELLER:

EVERGREEN SOLAR, INC.

By:
Name:
Title:

PURCHASER:

MAX ERA PROPERTIES LIMITED

By:
Name: Thomas Cheung
Title: Authorized Officer